Exhibit 10.9
COMMISSION AND EXCLUSIVE AGENCY AGREEMENT
This Agreement is between Albrecht & Associates, Inc. (“Albrecht”) and Bank of America, N.A., as trustee for the Williams Coal Seam Gas Royalty Trust (“SELLER”).
     WHEREAS, SELLER is desirous of selling certain producing and non-producing interests in oil and gas properties as shown in Exhibit “A” attached hereto (the “Properties”) in accordance and subject to the terms of that certain Trust Agreement of SELLER as set forth in Exhibit “B” attached hereto (the “Trust Agreement”); and
     WHEREAS, Albrecht is desirous of acting as exclusive agent in the sale of the Properties and earning a performance fee (the “Fee”) from the sale thereof:
IN CONSIDERATION OF THE PREMISES AND THE FOLLOWING MUTUAL COVENANTS THE PARTIES AGREE THAT:
For a period ending February 28, 2011 (the “Term”), Albrecht shall (i) diligently solicit potential buyers of the Properties and submit to SELLER all offers received and (ii) perform those services as specifically described on Exhibit “C” attached hereto and incorporated by reference herein.
1.	During the Term, Albrecht shall be entitled to and shall receive its Fee as defined herein if the Properties are sold to any person, corporation, partnership, company, or any entity whatsoever.

2.	SELLER agrees to pay Albrecht a non-refundable retainer of $100,000 (one hundred thousand dollars) no later than five business days following the execution of this contract.

3.	At the closing of the sale of the Properties, SELLER agrees to pay to Albrecht the following Fee, based upon the total aggregate sales price received by SELLER.
$200,000 plus 1% of the aggregate sales price
For example, if the aggregate sales price is $10,000,000 (ten million dollars), Albrecht shall receive a Fee of $300,000 (three hundred thousand dollars). If the aggregate sales price is $100,000,000 (one hundred million dollars), Albrecht shall receive a Fee of $1,200,000 (one million two hundred thousand dollars).

The Fee shall be paid at closing of the sale of the Properties except in the event a portion of the sales price is paid on a deferred basis, in which case the Fee pyable with respect to such portion will be payable when the Fee is actually received by the Seller. The $100,000 retainer fee discussed in Paragraph 4 shall be applied against any fees due under this Paragraph 5.

4.	Other than the Fees described in Paragraph 4 and 5 above, Albrecht shall not be entitled to and shall not receive any compensation or expense reimbursement whatsoever from SELLER.

5.	Although Albrecht shall be the Exclusive Agent for this sale, it is expressly agreed that Albrecht has no authority to commit SELLER to accept any offer whatsoever for the Properties. SELLER shall have the sole and absolute discretion to direct the conduct of any discussions with potential buyers, to accept or reject the terms of any proposed transaction, or to consummate any such transaction.

6.	All Fees and other sums payable by SELLER to Albrecht pursuant to this Agreement shall be paid in cash, in immediately available funds. Any such sums not paid when due shall accrue interest from the date due until paid at a rate equal to the lesser of: (a) prime rate as announced from time to time by Regions Bank (or its successor), plus four percent (4%), or (b) the maximum permissible rate under applicable law.

7.	Neither party shall ever be liable to the other as the result of any alleged breach of this agreement for any damages exceeding the actual, direct, foreseeable damages incurred by the non-breaching party, together with costs and expenses, including attorneys’ fees, incurred in recovering such damages; and each party hereby expressly waives any right that it may otherwise have to recover consequential, exemplary, punitive, statutory, special, and/or indirect damages, or damages of any type other than actual, direct, foreseeable damages resulting from breach of this Agreement.

8.	SELLER hereby agrees to indemnify and hold harmless Albrecht and its affiliates, and their respective owners, officers, directors, employees, agents and representatives (collectively the “Albrecht Parties”) from any and all losses or liabilities incurred by any of the Albrecht Parties, including, but not limited to, attorneys’ fees and costs incurred in defending any claim against any of the Albrecht Parties, resulting directly or indirectly from the performance of Albrecht’s services hereunder; provided, however, such indemnification shall not apply to any portion of any such loss or liability to the extent it is found in a final judgment by a court of competent jurisdiction to have resulted primarily from (i) the bad faith, gross negligence or willful misconduct of Albrecht, or (ii) a breach of a material provision of this Agreement by Albrecht if such breach continues uncured for a period of ten (10) days after notice from SELLER to Albrecht of such breach.

9.	Albrecht shall not disclose any confidential information of SELLER to a third party unless and until such third party has executed a confidentiality agreement of a form approved and executed by SELLER.

10.	This Agreement is performable, in part, in Houston, Harris County, Texas and shall be construed and enforced in accordance with the internal laws of the State of Texas (without reference to conflict of law principles that would result in the application of the laws of any other jurisdiction).
11. This Agreement may not be amended except by an instrument in writing signed by each of the parties.
12. Albrecht may not assign this Agreement or its rights or interest hereunder in any form or manner, without the prior written consent of SELLER.
13. The date of this Agreement is March 18, 2010.

AGREED
Albrecht & Associates, Inc.

By:	/s/ Robert A. Albrecht	Date:	3/26/10
Name:	Robert A. Albrecht
Title:	President

SELLER

By:	Bank of America, N.A., Trustee for
	Williams Coal Seam Gas Royalty Trust	Date:	3/18/10

By:	/s/ Ron E. Hooper
Name:	Ron E. Hooper
Title:	Senior Vice President